Exhibit 5.1

Frascona, Joiner, Goodman and Greenstein, P.C.

Oliver E. Frascona (1947-2014) Gregg A. Greenstein Cinthia M. Manzano Jonathan H. Sargent Michael A. Smeenk Jordan C. May Britney Beall-Eder Zachary A. Grey Harmon W. Zuckerman	Attorneys at Law A Professional Corporation 4750 Table Mesa Drive, Boulder, Colorado 80305-5541 Telephone (303) 494-3000 Facsimile (303) 494-6309 www.frascona.com andrew@frascona.com	of Counsel Gary S. Joiner Jonathan A. Goodman G. Roger Bock Karen J. Radakovich Jesse H. Witt Elizabeth S. Marcus J effrey M. Glotzer _________
January 24, 2023 Nevada Agency and Transfer Company 50 West Liberty St., Suite 880 Reno, NV 89501		C. Andrew Meyer Andrew B. Pipes Caroline W. Young Blake S. Gabriel Ryan P. Horace Chelsea N. Kancilia

Re: Liberty Star Uranium & Metals Corp. – Additional Registration on Form S-1 Under File No. 333-259183, Pursuant to Rule 462(b)

Ladies and Gentlemen,

We are corporate and securities counsel to Liberty Star Uranium & Metals Corp., a Nevada corporation (the “Company”), and issued an opinion in connection with the preparation and filing of the Company’s Registration Statement on Form S-1 under File No. 333-259183 (the “Original Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2021, under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on September 13, 2021 and a registration statement relating to the Original Registration Statement filed pursuant to Rule 462(b) promulgated under the Securities Act (the “Post- Effective Amendment” and together with the Original Registration Statement, the “Registration Statement”). The Original Registration Statement registered the offer and sale of 1,600,000 shares of the Company’s common stock, par value $0.00001 (the “Registered Shares”), by the Company, which were issued pursuant to that certain common stock purchase agreement between the Company and the investor identified therein, dated August 20, 2021 (the “CSPA”). The Post-Effective Amendment relates to the registration of 320,000 shares of the Company’s common stock being issued under the CSPA the “Additional Registered Shares”).

The Additional Registered Shares have been registered with the Commission under the Securities Act, and, when sold in accordance with the CSPA, will be duly issued, fully paid and non-assessable. The Company intends to continually maintain the effectiveness of the Registration Statement until all Additional Registered Shares are sold.

In connection with this opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including, without limitation, the following: (i) the Company’s Articles of Incorporation, as amended; (ii) the Company’s Bylaws, as amended; (iii) the Registration Statement; (iv) the CSPA; and (v) applicable resolutions of the Company’s Board of Directors. As to questions of factual matters material to this opinion, we have relied on, to the extent we have deemed such reliance appropriate, without investigation, certificated and other communications from public officials and others as well as from directors, officers, and employees of, and accountants for, the Company and on the representations and warranties of the Company. Our opinion is based solely on our current actual knowledge obtained during the course of our representation of the Company in connection with the Registration Statement.

In rendering this opinion, we have assumed the genuineness and the authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified electronic or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Additionally, we have assumed that after the issuance of the entirety of the Additional Registered Shares in accordance with the CSPA, the total number of shares of common stock together with the total number of shares of common stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares of common stock under the Company’s Articles of Incorporation, as amended and then in effect, and that the Additional Registered Shares will be fully paid upon issuance, in accordance with the CSPA.

We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

Sincerely yours,

Frascona, Joiner, Goodman and Greenstein, P.C.

EXHIBIT A

TO OPINION LETTER

CERTAIN REVIEWED DOCUMENTS

Capitalized terms used but not defined in this Exhibit B have the meaning defined for such terms in the Opinion Letter.

1.	The Company’s Articles of Incorporation, filed with the Nevada Secretary of State, dated August 20, 2001 and an amendment thereto, dated October 27, 2022.

2.	The Company’s Amended Bylaws, certified by the Company’s President on June 12, 2020 (the “Bylaws”).

3.	The Original Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

4.	The Registration Statement.

5.	The CSPA.

6.	The Opinion Certificate.